Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
PLATINUM technology International, inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-61581, 333-57307, 333-03284, 33-85798, 33-41248, 33-96762, 333-00454,
333-20897,  333-45131,  333-57311,  333-75323)  on Form  S-8,  (Nos.  333-45133,
333-77003) on Form S-3 and (Nos. 333-71637,  33-94410, 333-75311) on Form S-4 of
PLATINUM technology International, inc. of our report dated March 29, 1999, relating to the consolidated balance sheets of PLATINUM technology International, inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998.

                                                                    /s/ KPMG LLP

Chicago, Illinois
June 11, 1999